UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 14, 2015, the Company agreed in principle to settle the purported securities class action litigation, captioned Oklahoma Firefighters Pension & Retirement System and Oklahoma Law Enforcement Retirement System v. Ixia, Victor Alston, Atul Bhatnagar, Thomas B. Miller, and Errol Ginsberg, that is pending against the Company and certain of its current and former officers and directors in the U.S. District Court for the Central District of California. Upon final approval, the settlement will resolve the claims asserted against all the defendants in the purported class action.

The terms agreed upon by the parties include a settlement payment of $3.5 million, which will be paid in full by one of the Company’s insurance carriers. The terms of the settlement are subject to the parties’ execution of final settlement documents and the approval by the U.S. District Court.

The settlement will not include any admission of wrongdoing or liability on the part of the Company or the individual defendants and will include a dismissal of, and a full release of all claims asserted against the defendants in, the purported class action.

The Company previously announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2015, that it had agreed in principle to settle the consolidated shareholder derivative action, captioned In re Ixia Shareholder Derivative Litigation, that is currently pending against the Company and certain of its current and former officers and directors in the U.S. District Court for the Central District of California.

For certain background information regarding the purported securities class action discussed above, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as filed with the SEC on August 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: August 28, 2015	By:	/s/ Matthew S. Alexander
Matthew S. Alexander
Senior Vice President, General Counsel, and Corporate Secretary

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